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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund, Concept Series, Baby Boom Economy Portfolio 2000 Growth Series A, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-33398 of our report dated April 17, 2000, relating to the Statement of Condition of Equity Investor Fund, Concept Series, Baby Boom Economy Portfolio 2000, Growth Series A, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
April 17, 2000